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                                                                    Exhibit 99.1


                                                    CONTACT:  Sarah Hofstetter
[Net2Phone Logo]                            Net2Phone Corporate Communications
                                             973-438-3838/ sarah@net2phone.com

                                                            Kewhyun Kelly-Yuoh
                                                  Net2Phone Investor Relations
                                               973-438-3017/ kew@net2phone.com


Net2Phone Aligns Businesses for Profitability
       Focus on high margin lines with global leadership position

NEWARK, N.J. - February 21, 2002 -- Net2Phone, Inc. (Nasdaq: NTOP), the leading provider of Voice over IP (VoIP) services, today announced that it has taken further steps to deliver on its strategy of growing its high margin businesses that have and will continue to fuel its leadership position in the global communications marketplace. Accordingly, to place the company firmly on the path to profitability, unprofitable businesses such as certain international wholesale services will be scaled back and resources will be channeled towards its consumer and enterprise communications services with a long-term emphasis on broadband.

As a result, the company will reduce its staff by approximately 110 employees, or 28%. The company is working closely within its family of companies, specifically IDT Corporation and Winstar, to leverage mutually beneficial resources as well as provide employment for some affected Net2Phone employees. To ensure continued growth and innovation within the company, Net2Phone is engaged in the development of a VoIP solution for broadband operators. Liberty Media, Net2Phone's strategic partner and investor, is working with Net2Phone to deliver cable telephony over IP networks, and resources and personnel remain in place to deliver a viable solution.

Demand for Net2Phone's communications services internationally continues to be strong in both the consumer and enterprise markets. Over the past year, revenues from this division have grown by over 80% with gross margins in excess of 40%. Net2Phone is exploiting its global brand recognition and innovative technology by signing up distributors to sell its services to consumers and enterprises. Hundreds of companies worldwide have already capitalized on the benefits of easily deploying Net2Phone's VoIP services in their regions, enabling them to become "mini-telcos" offering highly competitive calling products in their respective languages and currencies.

"Unlike others in the telecom industry, we are in the fortunate position of being able to leverage our core competencies and strong cash position to get to profitability and beyond," said Net2Phone CEO Stephen Greenberg. "By leveraging our global brand and extending our reach to end users in international markets, Net2Phone is able to recognize high gross margins while avoiding much of the pricing pressure associated with international arbitrage in the wholesale industry. In addition, our long-term concentration on enabling broadband operators with voice solutions can only be accretive to our current business model."

Net2Phone has proven that it can deliver margins between two and four times that of wholesale providers, who have been traditionally focused on increasing revenues by growing low margin commodity businesses with concentrated customer dependencies.

The company expects to take a restructuring charge, which includes severance payments and related costs. Further details and guidance will be given in the company's upcoming earnings conference call, scheduled for Thursday, February 28, 2002.

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ABOUT NET2PHONE:
Founded in 1995, Net2Phone is a leading provider of voice services over IP networks to consumers, businesses and carriers worldwide. With millions of users around the world, Net2Phone enables toll-quality calls between computers, telephones, and broadband devices utilizing IP networks. Recognized as the first company to bridge the Internet with the public switched telephone network, Net2Phone has routed billions of minutes of traffic over its award-winning network. Traded on the NASDAQ under the symbol NTOP, Net2Phone's strategic partners and investors include Liberty Media Corporation, AT&T Corporation, AOL Time Warner Inc., and IDT Corporation. For more information about Net2Phone's products and services, please visit www.net2phone.com.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward- looking statements involve risks and uncertainties and actual results could differ materially from those discussed in the forward-looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Factors which may affect the Company's results include, but are not limited to, the Company's ability to expand its customer base, the Company's ability to develop additional and leverage its existing distribution channels for its products and solutions, dependence on strategic and channel partners including their ability to distribute the Company's products and meet or renew their financial commitments, the Company's ability to address international markets, the effectiveness of the Company's sales and marketing activities, the acceptance of the Company's products in the marketplace, the timing and scope of deployments of the Company's products by customers, fluctuations in customer sales cycles, customers' ability to obtain additional funding, technical difficulties with respect to the Company's products or products in development, the need for ongoing product development in an environment of rapid technological change, the emergence of new competitors in the marketplace, the Company's ability to compete successfully against established competitors with greater resources, the uncertainty of future governmental regulation, the Company's ability to manage growth, obtain patent protection, and obtain additional funds, general economic conditions and other risks discussed in this Report and in the Company's other filings with the Securities and Exchange Commission. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date thereof, and the Company assumes no obligation to update any forward-looking statement or risk factors.